                                                                    EXHIBIT 2.1




                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT


                                    BETWEEN


                       AIRSPAN COMMUNICATIONS CORPORATION


                                      AND


                         DSC COMMUNICATIONS CORPORATION



                                January 22, 1998

                                                    TABLE OF CONTENTS
1.       DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.       CONTRIBUTION OF INTANGIBLE RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

3.       PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (a)     Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (b)     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         (c)     Promissory Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

4.       THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (a)     Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (b)     Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

5.       REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (a)     Organization of DSC and Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (b)     Authorization of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         (c)     Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (d)     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (e)     Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         (f)     Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         (g)     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         (h)     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         (i)     Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         (j)     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (k)     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (l)     Employee Benefit and Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (m)     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (n)     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (o)     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (p)     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (q)     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

6.       REPRESENTATIONS AND WARRANTIES OF AIRSPAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (a)     Organization of Airspan and Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (b)     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (c)     Authorization of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (d)     Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (e)     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (f)     Shares to be Acquired by the Transferor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (g)     Operations of Airspan and Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (h)     Value Added Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

7.       PRE-CLOSING COVENANTS OF DSC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         (a)     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (b)     Notices and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (c)     Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (d)     Full Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (e)     Notice of Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (f)     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

8.       PRE-CLOSING COVENANTS OF AIRSPAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (a)     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (b)     Notices and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (c)     Notice of Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (d)     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (e)     Contingent Stock Rights Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

9.       POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (a)     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (b)     Litigation Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (c)     Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (d)     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (e)     Transitions Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (f)     Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (g)     Stamp Duty and Registration Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (h)     Value Added Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (i)     Assignment of Existing Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (j)     Derivative Works . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

10.      CONDITIONS TO OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (a)     Conditions to Obligation of Airspan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (b)     Conditions to Obligation of DSC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

11.      REMEDIES FOR BREACHES OF THIS AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (a)     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (b)     Indemnification Provisions for Benefit of Airspan  . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (c)     Indemnification Provision for Action by the Designated Party.  . . . . . . . . . . . . . . . . . . .  21
         (d)     Indemnification Provisions for Benefit of DSC  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (e)     Matters Involving Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (f)     Determination of Adverse Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (g)     Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (h)     Other Limits on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

12.      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (a)     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (b)     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


13.     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (a)     Press Releases and Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (b)     No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (c)     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (d)     Succession and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (e)     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (f)     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (g)     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        (h)     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        (i)     Attorneys Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        (j)     Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        (k)     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        (l)     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        (m)     Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        (n)     Incorporation of Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        (o)     Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

Exhibit A        Acquired Assets
Exhibit B        Assumed Liabilities
Exhibit C        Form of Promissory Note
Exhibit D-1      Form of U.K. Security Agreement
Exhibit D-2      Form of U.S. Security Agreement
Exhibit E        Form of Contingent Stock Rights
Exhibit F        Stock Purchase Agreement
Exhibit G        Form of Assignment and Assumption Agreement
Exhibit H        Form of Guaranty
Exhibit I        Form of Intellectual Property Agreement
Exhibit J        Form of Manufacturing Agreement
Exhibit K        Form of First Refusal and Co-Sale Agreement
Exhibit L        Form of Investor's Rights Agreement
Exhibit M        Voting Agreement
Exhibit N        Organizational Documents of Airspan, as amended to date
Exhibit O        Organizational Documents of the Buyer, as amended to date

[IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K, THE EXHIBITS LISTED ABOVE ARE OMITTED FROM THIS FILING AND WILL BE FURNISHED SUPPLEMENTALLY BY THE COMPANY TO THE COMMISSION UPON REQUEST.]

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

         This Agreement is entered effective as of January 22, 1998, by and between Airspan Communications Corporation, a Delaware corporation ("Airspan" or the "Transferee"), and DSC Communications Corporation, a Delaware corporation ("DSC"). Airspan and DSC are referred to collectively herein as the "Parties."

         WHEREAS, DSC and Airspan have entered into that certain Asset Purchase Agreement dated January 22, 1998 (the "Original Asset Purchase Agreement") and the Parties desire to amend, restate and modify the Original Asset Purchase Agreement in its entirety as set forth below;

         WHEREAS, DSC, directly or indirectly through its Subsidiaries (as hereinafter defined), operates a business in the United Kingdom concerning the design and sale of certain fixed wireless local loop products, including the AS 60 and Vision ST products (the "Business");

         WHEREAS, DSC Telecom L.P., a Texas limited partnership (the "Seller" or "Transferor"), is the owner of all of the assets used in the Business;

         WHEREAS, DSC desires to form Airspan with a group of investors pursuant to which the investors will contribute cash to the capital of Airspan and DSC will cause the Transferor to transfer the Intangible Rights (as defined in Section 5(f)(iv)) used in the Business to the Transferee solely in exchange for certain Series A Preferred Stock (as defined below) in a transfer qualifying under Section 351 of the Internal Revenue Code of 1986, as amended;

         WHEREAS, after the formation of Airspan and on the terms and subject to the conditions contained in this Agreement, DSC will cause Seller to sell, transfer, and assign to Airspan Communications Limited, a corporation incorporated under the laws of England and Wales (the "Buyer"), and Airspan and Buyer desire to acquire and purchase, all of the assets used in the Business; and

         WHEREAS, on the terms and subject to the conditions contained in this Agreement, DSC and Seller wish to assign to Buyer, and Buyer is willing to assume, all of the Assumed Liabilities (as hereinafter defined).

         NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.       DEFINITIONS.

         "ACQUIRED ASSETS" means the assets of the Business to be sold, transferred, and assigned to the Transferee or Buyer listed on Exhibit A, and such other assets of a similar nature to the assets listed on Exhibit A that have been acquired by the Business since the date set forth on Exhibit A in the Ordinary Course of Business, except for those assets disposed of in the Ordinary Course of Business.

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "ASSUMED LIABILITIES" means the liabilities to be assigned to and assumed by Buyer listed on Exhibit B, and such other liabilities of a similar nature to the liabilities listed on Exhibit B that have been incurred by the Business since the date set forth on Exhibit B in the Ordinary Course of Business.

         "AIRSPAN" has the meaning set forth in the preface above.

         "BUSINESS" has the meaning set forth in the recitals above.

         "BUSINESS'S TECHNOLOGY" has the meaning set forth in Section 5(f)(v) below.

         "BUYER" has the meaning set forth in the recitals above.

         "CLOSING" has the meaning set forth in Section 4(a) below.

         "CLOSING DATE" has the meaning set forth in Section 4(a) below.

         "COMMON STOCK" means the Transferee's common stock, par value $0.01 per share.

         "CONTINGENT STOCK RIGHTS" has the meaning set forth in Section 2 below, in the form attached as Exhibit E.

         "CONTRACT" has the meaning set forth in Section 5(g) below.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Seller and/or its Subsidiaries that is not already generally available to the public.

         "DESIGNATED PARTY" has the meaning set forth in Section 11(c) below. Any Designated Parties will be agreed to in writing among the Parties.

         "DESIGNATED PARTY CLAIM" has the meaning set forth in Section 11(c) below.

         "DESIGNATED PARTY PATENTS" has the meaning set forth in Section 11(c) below.

         "DESIGNATED PARTY CORRESPONDENCE" has the meaning set forth in Section 11(c) below. Such Designated Party Correspondence will be identified by DSC in writing.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5 below.

         "DSC" has the meaning set forth in the preface above.

         "GUARANTY" has the meaning set forth in Section 3(c) below.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 11(e) below.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 11(e) below.

         "INTANGIBLE RIGHTS" has the meaning set forth in Section 5(f)(iv) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to amount, quantity and frequency).

         "ORIGINAL ASSET PURCHASE AGREEMENT" has the meaning set forth in the recitals above.

         "PARTY" has the meaning set forth in the preface above.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PROMISSORY NOTE" has the meaning set forth in Section 3(c) below, in the form attached as Exhibit C hereto.

         "SELLER" has the meaning set forth in the recitals above.

         "SERIES A PREFERRED STOCK" has the meaning set forth in Section 2 below.

         "SUBSIDIARY" of any Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, but such corporation, limited liability company, partnership, joint venture or other legal entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 11(e) below.

         "TRANSACTION AGREEMENTS" means the agreements to be entered into as of the Closing Date between Airspan, Buyer and/or the stockholders of Airspan and DSC and/or its Subsidiaries, forms of which are attached hereto as Exhibits C through M.

         "TRANSFEREE" has the meaning set forth in the preface above.

         "TRANSFEROR" has the meaning set forth in the recitals above.

         "U.K. SECURITY AGREEMENT" has the meaning set forth in Section 3(b) below, in the form attached as Exhibit D-1 hereto.

         "U.S. SECURITY AGREEMENT" has the meaning set forth in Section 3(b) below, in the form attached as Exhibit D-2 hereto.

2. CONTRIBUTION OF INTANGIBLE RIGHTS. The Transferor agrees to execute and deliver to the Transferee that certain Series A Preferred Stock Purchase Agreement in the form attached hereto as Exhibit F pursuant to which DSC shall cause the Transferor at or prior to the Closing to transfer to the Transferee the Intangible Rights described in Section 5(f) of the Disclosure Schedule solely in exchange for (a) 7,500,000 shares of Series A Convertible Preferred Stock, par value U.S. $0.01 per share (the "Series A Preferred Stock"), of the Transferee and (b) contingent stock rights to acquire 2,500,000 shares of Series A Preferred Stock in the form attached hereto as Exhibit E (the "Contingent Stock Rights").

3.       PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

         (a) Sale of Assets. On and subject to the terms and conditions of this Agreement, Airspan agrees to cause Buyer to purchase from Seller, and DSC agrees to, and will cause Seller to, sell, transfer, convey and deliver to Buyer all of the Acquired Assets (other than the Intangible Rights described in Section 5(f) of the Disclosure Schedule) at the Closing for the consideration specified below in this Section 3(a).

         (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing pursuant to the terms of the form of Assignment and Assumption agreement attached hereto as Exhibit G. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

         (c) Promissory Note. In consideration for the sale of the Acquired Assets in Section 3(a), Airspan agrees to deliver to Seller a promissory note of Buyer in an aggregate original principal amount of U.S.$17,000,000, in the form attached hereto as Exhibit C (the "Promissory Note"), in exchange for such Acquired Assets. The Promissory Note shall be secured by a first priority lien or charge on all of the accounts receivable, inventory and fixed assets of Airspan and Buyer, whether now or hereafter acquired (including, without limitation, the Acquired Assets which constitute accounts receivable, inventory and fixed assets) pursuant to a security agreement, in the form attached hereto as Exhibit D-1 (the "U.K. Security Agreement"). Airspan agrees to execute and deliver to Seller an unconditional guaranty whereby Airspan will agree to guaranty the performance of Buyer's obligation under the Promissory Note, in the form attached as Exhibit H (the "Guaranty"). The Guaranty shall be secured by a first priority lien or charge on all of the accounts receivable, inventory and fixed assets of Airspan, whether now or hereafter acquired pursuant to a security agreement, in the form attached hereto as Exhibit D-2 (the "U.S. Security Agreement," and collectively with the U.K. Security Agreement, the "Security Agreements"). The Security Agreements will provide that Seller will subordinate its liens and charges on accounts receivable and fixed assets of Airspan and Buyer to a lien or charge granted to any lender or lenders on terms reasonably acceptable Airspan. At the request of DSC or its Subsidiaries and without further consideration, Airspan agrees to execute such documents and instruments and do such further acts as may be reasonably necessary or desirable to perfect and maintain DSC's and its Subsidiaries' first priority (except as contemplated in the proviso set forth in the immediately preceding sentence) security interest in the accounts receivable, fixed assets and inventory of Airspan and Buyer. DSC and its Subsidiaries at the request of Airspan will, without further consideration, execute such documents and instruments and do such further acts as may be reasonably necessary or desirable to subordinate Seller's liens and charges on the fixed assets and accounts receivable of Airspan and Buyer as contemplated in the Security Agreements.

4.       THE CLOSING.

         (a) Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker & McKenzie in Dallas, Texas, commencing at 9:00 a.m. local time on January 30, 1998, or such other date as Airspan and DSC may mutually determine (the "Closing Date").

         (b) Deliveries at the Closing. At the Closing, (i) DSC and it Subsidiaries will deliver to Airspan and its Subsidiaries the various certificates, instruments, and documents referred to in Section 10(a) below,
(ii) Airspan and its Subsidiaries will deliver to DSC and its Subsidiaries the various certificates, instruments, and documents referred to in Section 10(b) below, (iii) DSC will, and will cause its Subsidiaries to (as appropriate), execute, acknowledge (if appropriate), and deliver to Airspan and its Subsidiaries, and Airspan, its Subsidiaries and Airspan's stockholders (if appropriate) shall execute, acknowledge (if appropriate), and deliver to DSC and its Subsidiaries, the Transaction Agreements in the forms attached hereto as Exhibits D-1, D-2 and F through M and such other instruments of sale, transfer, conveyance, assignment, and assumption as Airspan or DSC and their respective counsel reasonably may request; (iv) Buyer will deliver to Seller the Promissory Note; (v) the Transferor will deliver to the Transferee a stock certificate or certificates representing an aggregate of 7,500,000 shares of Series A Preferred Stock, duly authorized, validly issued, fully paid and nonassessable, and (vi) the Transferor will deliver to the Transferee the Contingent Stock Rights.

5. REPRESENTATIONS AND WARRANTIES OF SELLER. DSC represents and warrants to Airspan that the statements contained in this Section 5 are correct and complete as of the date of this Agreement with respect to itself, except as set forth in the disclosure schedule accompanying this Agreement and initialized by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5. As used in this Section 5, "to DSC's knowledge" shall include the knowledge of DSC and its Subsidiaries.

         (a) Organization of DSC and Seller. DSC and Seller are either a corporation or limited partnership, organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization.

         (b) Authorization of Transaction. DSC and Seller have full power and authority (including full corporate or partnership power and authority) to execute and deliver this Agreement and/or each of the Transaction Agreements to which it is a party and to perform its obligations thereunder. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite actions of DSC and its Subsidiaries. This Agreement constitutes, and the Transaction Agreements will constitute, when executed and delivered, the valid and legally binding obligations of DSC and its Subsidiaries that are parties thereto, enforceable in accordance with their respective terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and the availability of equitable remedies.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement nor the Transaction Agreements, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 and Section 3 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which DSC or one of its Subsidiaries is subject or any provision of the charter or bylaws of DSC or its Subsidiaries, (ii) except as contemplated by this Agreement or the Transaction Agreements, require DSC or one of its Subsidiaries to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referenced to in Section 2 and Section 3) or (iii) except as set forth in Section 5(c) of the Disclosure Schedule, violate any provision of, or require the consent of any party to, any agreement or instrument to which DSC or one of its Subsidiaries is a party; in each case, except where such violation or the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Business and Airspan.

         (d) Brokers' Fees. DSC has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Airspan could become liable or obligated.

         (e)     Properties.

                 (i) DSC or its Subsidiaries will transfer to Buyer good title to the tangible assets included in the Acquired Assets free and clear of all liens and encumbrances other than those relating to the Assumed Liabilities and the liens or charges in favor of Seller contemplated hereby and other than those created by Airspan or its affiliates.

                 (ii) There has not occurred, since December 31, 1997, any transfer of title, any abandonment, any pilferage or any loss, with respect to any property, plant, or equipment of the Business, any of which, individually or in the aggregate, would have had a material adverse effect on the Business.

         (f)     Proprietary Rights.

                 (i) Section 5(f) of the Disclosure Schedule contains a true, correct and complete list and brief description of (A) all patents and patent applications, trademark registrations, service mark registrations and applications therefor, trademarks and service marks, trade names, and copyright registrations and applications therefor, which are owned by DSC or its Subsidiaries and which are being transferred and/or licensed to the Transferee pursuant to that certain Intellectual Property Agreement, a form of which is attached hereto as
         Exhibit I, and (B) all material agreements that directly relate to the Business under which DSC or any of its Subsidiaries is licensed or authorized to use Intangible Rights (as defined below) of others, or under which others are licensed or authorized to use Intangible Rights of DSC or any of its Subsidiaries, except for standard, commercially available computer software programs.

                 (ii)     (A)  All maintenance fees for patents identified in
         Section 5(f) of the Disclosure Schedule have been timely paid and all affidavits described in Sections 8 and 15 of the Lanham Trademark Act and all renewals relating to registered trademarks and service marks identified in Section 5(f) of the Disclosure Schedule have been timely and properly filed; (B) all registrations of trademarks and copyrights identified in Section 5(f) of the Disclosure Schedule and grants of patents identified in Section 5(f) of the Disclosure Schedule remain in full force and effect; (C) to Seller's knowledge, the Business has the right to use all Intangible Rights referenced in Section 5(f)(i)(A) above and has the right to use all Intangible Rights referenced in Section 5(f)(i)(B) above in accordance with the respective agreements under which such rights are granted; (D) no Person is infringing upon the Intangible Rights referenced in Section 5(f)(i) above; (E) no claims or litigation are asserted, pending or, to DSC's knowledge, threatened by any Person contesting the validity or effectiveness of or title to, the Intangible Rights referenced in
         Section 5(f)(i) above or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof; (F) to DSC's knowledge, neither use of the Intangible Rights referenced in Section 5(f)(i) above by the Business nor the conduct of the Business as now conducted or as presently proposed to be conducted infringes on the Intangible Rights of any Person or violates any license or other agreement applicable thereto such that a Person would reasonably determine that such infringement constitutes a risk of a material adverse effect on the Business further, any instance(s) of claim(s) of potential infringement by the Business of the Intangible Rights of third parties are set forth in Section 5(f)(ii)(F) of the Disclosure Schedule; (G) all of the licenses and other agreements referenced in Section 5(f)(i)(B) above are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity; (H) there currently are not any defaults by DSC or its Subsidiaries under all of the licenses and other agreements referenced in Section 5(f)(i)(B) above, and to DSC's knowledge, no event has occurred which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder by DSC or any of its Subsidiaries; and (I) the validity and effectiveness of all of the licenses and other agreements referenced in Section 5(f)(i)(B) above and the current terms thereof will not be adversely affected by the transactions contemplated by this Agreement.

                 (iii) DSC or its Subsidiaries have taken reasonable measures to protect the Business's Technology (hereinafter defined) from use by any other Person, including without limitation, reasonable measures to ensure the secrecy of trade secrets and written agreements with key employees with respect to confidentiality and rights to inventions.

                 (iv) "Intangible Rights" shall mean, collectively, (A) patents, registered and unregistered trademark and service marks (and all rights and goodwill related thereto), logos, trade names, and registered and unregistered copyrights including all registrations, applications, reissues, renewals, continuations, and extensions pertaining to any of the foregoing; and (B) all trade secrets, including, without limitation, those trade secrets relating to designs, plans, specifications, know-how, technology, processes, techniques, methods, developments, inventions, computer software, product and manufacturing drawings, technical data, engineering notebooks, formulae, product specifications and literature, operating and maintenance procedures, product plans and quality control, and sales records and other proprietary rights.

                 (v) "Business's Technology" shall mean all Intangible Rights referenced in Section 5(f)(iv)(B) above which are necessary for the conduct of the Business as now conducted or presently proposed to be conducted.

                 (vi) To DSC's knowledge, DSC and its Subsidiaries have assigned, transferred or licensed to Airspan and its Subsidiaries the Intangible Rights owned or controlled by DSC or one of its Subsidiaries that are necessary for the conduct, in all material respects, of the Business as now conducted or presently proposed to be conducted. To DSC's knowledge, the use and sale of the products of the Business does not require the use of any third party technology that is not sublicenseable by DSC or one of its Subsidiaries or that cannot be licensed by Airspan or its Subsidiaries from a third party on substantially the same terms and conditions as licensed by DSC or its Subsidiaries or on other commercially reasonable terms and conditions.

         (g)     Contracts.

                 (i) Set forth in Section 5(g) of the Disclosure Schedule is a list of each agreement, commitment, and arrangement (whether oral or written) (individually, a "Contract" and collectively "Contracts") to which DSC or one of its Subsidiaries is a party and which relates to the Business, including, without limitation, all leases; employment agreements; consulting agreements; collective bargaining agreements; distribution, sales, advertising, agency, license, manufacturer's representative, or similar agreements; agreements concerning future purchases of materials, supplies, equipment or services; and profit sharing, bonus, incentive, stock option, pension, retirement, stock purchase, hospitalization, insurance, severance or similar plans, agreements, or arrangements providing benefits to any employee; but excluding any agreement, arrangement or commitment which (A) may be canceled upon 60 days notice or less by DSC or one of its Subsidiaries without incurring a material liability or obligation on its part for such cancellation; or (B) is not otherwise material to the Business.

                 (ii) Neither DSC nor any of its Subsidiaries has received notice of any default, and neither DSC nor any of its Subsidiaries is in default, under any agreement, arrangement, or commitment described in Section 5(g) of the Disclosure Schedule, which default could reasonably be expected to have a material adverse effect on the Business. Each such Contract is a legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity, and no defenses, off-sets or counterclaims thereto have been asserted or, to DSC's knowledge, threatened by any party thereto other than DSC or its Subsidiaries, nor has DSC or its Subsidiaries waived any substantial rights thereunder.

                 (iii) Set forth in Section 5(g)(iii) of the Disclosure Schedule are validly existing customer purchase orders of the Business as of December 31, 1997 with an aggregate original value equal to or in excess of U.S.$15,000,000 and except for any amounts that are not material to the Business as a whole, all of which has yet to be shipped as of December 31, 1997.

         (h) Litigation. Except as set forth on Section 5(h) of the Disclosure Schedule there is no action, proceeding or investigation pending or, to DSC's knowledge, threatened against or affecting the Business or any of its properties or rights, at law or in equity before or by any court, tribunal, or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or other instrumentality, domestic or foreign, which could, if adversely determined, reasonably be expected to result in any material adverse effect on the Business. To DSC's knowledge, there has not occurred any event and there are no facts or conditions which would provide a substantial basis for any action, proceeding, or investigation which could reasonably be expected to have a material adverse effect on the Business. There are no actions, suits, or proceedings pending or, to DSC's knowledge, threatened which seek to prevent, challenge, or restrict in any manner the transactions contemplated hereby.

         (i)     Compliance With Laws.

                 (i) The Business is not subject to the terms or provisions of any judgment, decree, order, writ, or injunction. The Business has not previously violated and is not presently in violation of any terms or provisions of any statute, law, rule, ordinance, or regulation of any state, commonwealth, nation, territory, possession, county, parish, municipality, or other political subdivision or of any department, commission, board, bureau, agency, court, tribunal, or other instrumentality of any of the foregoing, including, but not limited to, laws and regulations pertaining to pollution and protection of the environment, anticompetitive practices, discrimination, employment, health, and safety, which, if enforced against the Business, could reasonably be expected to have a material adverse effect on the Business.

                 (ii) Section 5(i) of the Disclosure Schedule sets forth all material licenses, franchises, permits, and other governmental authorizations held by DSC on the date hereof which are applicable to the operation of the Business.

         (j) Accounts Receivable. The accounts receivable of the Business as of December 31, 1997 are reflected on Section 5(j) of the Disclosure Schedule. Such accounts receivable are not subject to any setoffs or counterclaims, and are valid and existing, subject only to the reserve for bad debts set forth on Section 5(j) of the Disclosure Schedule.

         (k) No Undisclosed Liabilities. The Business does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) the Assumed Liabilities (including the amounts set forth on Exhibit B in respect thereof), (ii) liabilities retained by Seller, or (iii) liabilities incurred in the Ordinary Course of Business that would not have a material adverse effect on the Business.

         (l)     Employee Benefit and Pension Plans. Except as set forth on
Section 5(l) of the Disclosure Schedule, (i) there are no pension, stock option or stock incentive, life insurance, disability or similar plans, arrangements or obligations of DSC or its Subsidiaries for the employees listed on Section 7(f) of the Disclosure Schedule and neither DSC nor its Subsidiaries has an obligation (whether legally binding or established by custom) to pay any pension or make any other payment after retirement or death or otherwise to provide "relevant benefits" within the meaning of Section 612 of the Income and Corporation Taxes Act of 1988, as amended, to or in respect of any such employee; (ii) DSC has supplied to Airspan copies of all material standard form literature issued to such employees about the items listed on Section 5(l) of the Disclosure Schedule; and (iii) all amounts due to any insurance company in connection with the items listed on Section 5(l) of the Disclosure Schedule have been paid or are included in the Assumed Liabilities.

         (m) Insurance. Section 5(m) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy to which DSC or one of its Subsidiaries (including policies providing property, casualty, liability, and bond and surety arrangements) is a party, a named insured, or otherwise the beneficiary of coverage that relates to the Acquired Assets or the Business:

                 (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (ii)     the policy number and the period of coverage; and

                 (iii) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount of coverage.

With respect to each such insurance policy: (i) neither any of DSC and its Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred to DSC's knowledge which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (ii) to DSC's knowledge, no party to the policy has repudiated any material provision thereof. Section 5(m) of the Disclosure Schedule describes any material self-insurance arrangements affecting any of DSC and its Subsidiaries which relates to the Acquired Assets or the Business.

         (n)     Inventory.  The inventories of the Business reflected on
Section 5(n) of the Disclosure Schedule consists of the quantities reflected thereon and are useable for the products currently being shipped by the Business, subject only to the reserves for inventory write down set forth on
Section 5(n) of the Disclosure Schedule or inventory required to support customer warranties in the Ordinary Course of Business.

         (o) Absence of Certain Changes. Since December 31, 1997, DSC has not (i) suffered any material adverse effect on the Business or the Acquired Assets; (ii) made any capital expenditure or any investment (whether by means of a loan, equity investment or otherwise) in any other Person other than capital expenditures other than the ordinary Course of Business; (iii) assigned, canceled, released or waived any material right or claim; (iv) increased in any manner the compensation of directors, officers or employees except in the Ordinary Course of Business; (v) liquidated, dissolved or otherwise reorganized or sought protection from creditors; (vi) made any contribution to any employee benefit plan except a contribution to an employee benefit plan in the Ordinary Course of Business; (vii) made any loans or advances to any Person in respect of the Business other than extensions of trade credits and travel, entertainment, relocation and other similar employee advances in the Ordinary Course of Business; or (viii) discharged any material liability in respect of the Business other than in the Ordinary Course of Business.

         (p) Real Property. DSC has no interests in real property in respect of the Business other than leasehold interests. Section 5(p) of the Disclosure Schedule identifies all real property leased by DSC in respect of the Business and the leases governing such properties constitute legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. To DSC's knowledge, the facilities of DSC in respect of the Business do not encroach on the property of others and all real property used in the operations of DSC in respect of the Business is in good repair and conforms in all material respects with all applicable ordinances, regulations and zoning laws.

         (q) Environmental Matters. Neither DSC nor its Subsidiaries has caused or permitted the facilities occupied by the Business, located at 5 New Square, Feltham, Middlesex, United Kingdom, to be contaminated with any hazardous substance which would require a clean up under any environmental law. To DSC's knowledge, there are no threatened or pending civil or criminal actions, notices of violations, investigations or administrative proceedings from any regulatory authority under any environmental law relating to such facilities against DSC or its Subsidiaries.

6. REPRESENTATIONS AND WARRANTIES OF AIRSPAN. Airspan represents and warrants to DSC that the statements contained in this Section 6 are correct and complete as of the date of this Agreement with respect to itself, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 6.

         (a) Organization of Airspan and Buyer. Airspan and Buyer are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization. Copies of Airspan's and Buyer's organizational documents (as amended to date) are attached as Exhibits N and O, respectively. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Airspan and Buyer are correct and complete. Airspan and Buyer are not in default under or in violation of any provision of their respective organizational documents.

         (b) Capitalization. The entire authorized capital stock of Buyer consists of 50,000,000 shares of Common Stock and 40,000,000 shares of Series A Preferred Stock, of which 1,625,000 shares of Common Stock and 30,000,000 shares of Series A Preferred Stock are issued and outstanding and no shares of Common Stock and no shares of Series A Preferred Stock are held in treasury. All of the issued and outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Persons as set forth in
Section 6(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Airspan to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Airspan, and there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Airspan.

         (c) Authorization of Transaction. Airspan and Buyer have the power and authority to execute and deliver this Agreement and each of the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite actions of Airspan and Buyer. This Agreement constitutes, and the Transaction Agreements will constitute, when executed and delivered, the valid and legally binding obligations of Airspan and Buyer (as appropriate), enforceable in accordance with their respective terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, and similar laws affecting creditors generally and the availability of equitable remedies.

         (d) Noncontravention. Neither the execution and the delivery of this Agreement or the Transaction Agreements, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Airspan or Buyer is subject or any provision of their respective organizational documents, (ii) except as contemplated by this Agreement or the Transaction Agreements, require Airspan or Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referenced to in Section 3) or (iii) violate any provision of, or require the consent of any party to, any agreement or instrument to which Airspan or Buyer is a party; in each case, except where such violation or the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on Airspan or Buyer.

         (e) Brokers' Fees. Neither Airspan nor Buyer has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except as set forth in Section 6(e) of the Disclosure Schedule.

         (f) Shares to be Acquired by the Transferor. The 10,000,000 shares of Series A Preferred Stock to be acquired by the Transferor pursuant to this Agreement or the Contingent Stock Rights, when issued, be duly authorized, validly issued, fully paid, nonassessable, and free and clear of all liens and encumbrances.

         (g) Operations of Airspan and Buyer. Since their organization, neither Airspan nor Buyer have (i) engaged in any business, (ii) entered into any agreements, commitments, or arrangements (whether oral or written), or
(iii) incurred any liabilities, other than the business, agreements, commitments, arrangements, and liabilities contemplated hereby.

         (h) Value Added Tax Matters. Airspan and Buyer covenant to DSC that Buyer will use all reasonable efforts to promptly register as a taxable person effective as of the Closing Date within the meaning of Section 3 of the Value Added Tax Act of 1994, and that Buyer shall use the Acquired Assets in carrying on the same kind of business from and after the Closing Date as that carried on by DSC and its Subsidiaries before the Closing Date.

7. PRE-CLOSING COVENANTS OF DSC. DSC agrees as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. DSC will use reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 10 below) by January 30, 1998.

         (b) Notices and Consents. DSC will give (and will cause its Subsidiaries to give) any notices to third parties, and will (and will cause its Subsidiaries to) use reasonable efforts to obtain any third party consents, that Airspan reasonably may request in connection with the matters referred to in Section 5(c) above.

         (c) Operation of Business. DSC will not cause or permit the Business to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

         (d) Full Access. DSC will permit, and will cause its Subsidiaries to permit, representatives of Airspan to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Business. Airspan will treat and hold as such any Confidential Information it receives from DSC or its Subsidiaries in the course of the reviews contemplated by this Section 7(d), will not use any Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to DSC and its Subsidiaries all tangible embodiments (and all copies) of Confidential Information which are in its possession.

         (e) Notice of Developments. DSC will give prompt written notice to Airspan of any material adverse development causing a breach of any of its own representations and warranties in Section 5 above. No disclosure by DSC pursuant to this Section 7(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

         (f) Employees. DSC will use reasonable efforts to assist Airspan and Buyer in its efforts to persuade the current employees of the Business listed in Section 7(f) of the Disclosure Schedule, to accept employment with Airspan or Buyer. DSC shall be responsible for and agrees and undertakes to indemnify Airspan and Buyer at all times from and against any amounts that become due to any of its employees not listed on Section 7(f) of the Disclosure Schedule whose employment relationship is terminated by Airspan, Buyer, DSC or one of its Subsidiaries or the employee (together with any cash and expenses incurred) or that become due to any person or entity in respect of any of DSC's employees not listed on Section 7(f) of the Disclosure Schedules (together with any costs and expenses incurred) including, but not limited to any breach of the obligations to inform and/or consult under the Transfer Regulations (as defined below).

8. PRE-CLOSING COVENANTS OF AIRSPAN. Airspan agrees as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Airspan will use reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 10 below) by January 30, 1998.

         (b) Notices and Consents. Airspan will give (and will cause its Subsidiaries to give) any notices to, make any filings with, and will (and will cause its Subsidiaries to) use reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 6(d) above.

         (c) Notice of Developments. Airspan will give prompt written notice to DSC of any material adverse development causing a breach of any of its own representations and warranties in Section 6 above. No disclosure by Airspan pursuant to this Section 8(c), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

         (d) Employees. Airspan will use its reasonable efforts to persuade the employees listed on Section 7(f) of the Disclosure Schedule to accept employment with Airspan or Buyer. Airspan shall be responsible for and agrees and undertakes to indemnify DSC and its Subsidiaries at all times from and against any amounts that become due to any person listed on Section 7(f) of the Disclosure Schedule or that become due to any other person or entity in respect of any person listed on Section 7(f) of the Disclosure Schedule (together with any costs and expenses incurred) (i) as a result of the termination of the employment relationship whether by Airspan, Buyer, DSC or one of its Subsidiaries or the employee or (ii) under applicable law, including, but not limited to any breach of the obligations to inform and/or consult under The Transfer of Undertakings (Protection of Employment) Regulations 1981 of the United Kingdom (the "Transfer Regulations"). The Parties acknowledge that in the Transfer Regulations will apply. By virtue of the Transfer Regulations all DSC's and its Subsidiaries' rights, duties, powers, liabilities and obligations in respect in any contract of employment with any employee listed on Section 7(f) in the Disclosure Schedule shall be transferred to Airspan or Buyer.

         (e) Contingent Stock Rights Adjustment. In the event that as of the Closing Date and upon issuance of the Series A Preferred Stock to Transferor under Section 2, the amount of Series A Preferred Stock owned by Transferor would equal or exceed twenty per cent (20%) of the outstanding capital stock of Airspan, then the number of shares of Series A Preferred Stock issued to Transferor under Section 2(a) shall be decreased by such amount that is necessary such that after such adjustment Transferor would not own a number of shares of Series A Preferred Stock than would equal or exceed twenty per cent (20%) of the outstanding capital stock of Airspan and the number of shares of Series A Preferred Stock subject to the Contingent Stock Rights shall be increased by the same amount.

9. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at anytime after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 11 below).

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or the Transaction Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 11 below).

         (c) Transition. DSC will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing.

         (d)     No Solicitation.

                  (i) For a period of (A) three years from the Closing Date or (B) as long as DSC or one of its Subsidiaries is a stockholder of Airspan and for a period of one year thereafter, whichever is longer, neither DSC nor its Subsidiaries will solicit for employment or hire, employ or otherwise retain any person that was employed by Airspan or Buyer any time during the six month period prior to the date DSC or any of its Subsidiaries hires, employs or retains such person, without the consent of Airspan which shall not be unreasonably withheld. The provisions of this Section 9(d)(i) shall not apply to any employee that was terminated by Airspan or one of its Subsidiaries.

                 (ii) For a period of (A) three years from the Closing Date or (B) as long as DSC or one of its Subsidiaries is a stockholder of Airspan and for a period of one year thereafter, whichever is longer, neither Airspan nor its Subsidiaries will solicit for employment or hire, employ or otherwise retain any person, provided that such person was not listed on Section 7(f) of the Disclosure Schedule, that was employed by DSC or any of its Subsidiaries at any time during the six month period prior to the date Airspan or any of its Subsidiaries, hires employees or retains such person, without the consent of DSC which shall not be unreasonably withheld. The provisions of this
         Section 9(d)(ii) shall not apply to any employee that was terminated by DSC or one of its Subsidiaries, nor shall it apply to Brendan Kelley, as it is Airspan's stated intention to offer employment to Mr. Kelley, following a transition period of approximately 90 days.

         (e)     Transitions Services.   After the Closing, DSC or its
Subsidiaries will provide certain services to Airspan and its Subsidiaries outlined herein for a period of up to nine months after the Closing Date (the "Transition Services") at DSC's or its Subsidiaries' cost of such services. Following the Closing, the Parties will negotiate in good faith an agreement (the "Transition Services Agreement")for the provision of the Transition Services. Airspan and its Subsidiaries shall use their best efforts to implement alternative sources of the Transition Services as expeditiously as possible after the Closing Date. The Transition Services shall include:

                 (i) data processing services at a level of service and availability substantially similar to that provided to the Business prior to the Closing Date;

                 (ii) payroll, order entry, accounts payable, ledger, accounting, and treasury services at a level of service and availability substantially similar to that provided to the Business prior to the Closing Date;

                 (iii)    office services, such as mail, copying,
         telecommunications, and other general office administrative services at the office space currently used by the Business and at a level of service and availability substantially similar to that provided to the Business prior to the Closing Date;

                 (iv) the services of the employees of DSC and its Subsidiaries set forth on Section 9(e)(iv) of the Disclosure Schedule, provided that any such person at such time is an employee of DSC or any of its Subsidiaries, will be available to Airspan or its Subsidiaries at 122% of such person's actual salary. Airspan or its Subsidiaries may pay as additional compensation and at their sole expense, performance based bonuses, indirectly though DSC or one of its Subsidiaries, to any salesman or technician set forth on Section 9(e)(iv) of the Disclosure Schedule;

                 (v) any other or additional services as the Parties mutually agree.

The Parties shall use commercially reasonable efforts to execute the Transition Services Agreement prior to February 15, 1998. Notwithstanding this Section 9(e), at the request of Airspan, DSC or its Subsidiaries will continue to provide services to the Business after the Closing Date that are within the scope generally described above and are reasonably required by Airspan at a level of service and availability substantially similar to that provided by DSC or its Subsidiaries prior to the Closing Date until the execution of the Transition Services Agreement. Such services will be provided at a cost to Airspan and its Subsidiaries equal to DSC's or its Subsidiaries cost of such services. DSC will invoice Airspan or one of its Subsidiaries for the cost of the services pursuant to this Section 9(e) and Airspan or such Subsidiary shall pay the invoiced amounts within 30 days of receipt thereof.

         (f) Covenant Not to Compete. DSC, on behalf of itself and its Subsidiaries, covenants not to compete for three years (or one year after DSC and its Subsidiaries no longer own any capital stock of Airspan, whichever is later) directly or indirectly in a Restricted Business. Restricted

Business shall mean the development, manufacture, marketing or sale of FWLL-B Products (as defined in the Intellectual Property Agreement); provided, however, nothing in this Section 9(f) shall restrict DSC or any of its Subsidiaries from (i) the design, manufacture, marketing or sale of products for local access switching applications and associated equipment on the non-subscriber side of a switch, or (ii) the marketing and sale of mobile base station equipment, and related subscriber equipment, on the subscriber side of a switch.

         (g) Stamp Duty and Registration Fees. Airspan agrees with DSC that Airspan or Buyer shall bear and procure payment within the applicable time limit of any stamp duty and registration fees which may be or become payable pursuant to applicable law in respect of or in connection with this Agreement or any document executed or transaction entered into under or in connection with this Agreement, including the Transaction Documents.

         (h) Value Added Tax Matters. The Parties shall use all reasonable efforts to ensure that the provisions of Section 49 of the Value Added Tax Act of 1994 and Article 5 of the Value Added Tax Act (Special Provisions) Order 1995 applies to the sale and purchase of the Acquired Assets, to the extent applicable, under this Agreement and that no value added tax shall be chargeable in respect thereof.

         (i) Assignment of Existing Contracts. Subject to Section 11(b)(iv)(B), DSC and Airspan will use their collective commercially reasonable efforts to cause the assignment to Buyer of the contracts and purchase orders set forth on Section 9(i) of the Disclosure Schedule. To the extent that any such contract or purchase order is not assigned within one hundred eighty (180) days after the Closing Date, DSC will indemnify Buyer in an amount equal to the profit margin per product of such contracts and purchase orders as indicated on
Section 9(i) of the Disclosure Schedule times the amount of products which have not been delivered pursuant to such contracts or purchase orders.

         (j) Derivative Works. DSC covenants to Airspan that neither DSC nor its Subsidiaries will make, reproduce, make or develop derivative works based on, use, sell, offer to sell, market, promote, loan, import, export, distribute, transfer, or otherwise dispose of FWLL-B Products under any Transferred IP (as defined in the Intellectual Property Agreement).

10.      CONDITIONS TO OBLIGATION TO CLOSE.

         (a) Conditions to Obligation of Airspan. The obligation of Airspan to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i)      the representations and warranties set forth in
         Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) DSC shall have performed and complied with all its covenants hereunder in all material respects through the Closing;

                 (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                 (iv) DSC shall have delivered to Airspan a certificate to the effect that each of the conditions specified above in Section 10(a)(i)-(iii) is satisfied in all respects;

                 (v) DSC and its Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(c) above;

                 (vi) DSC and each of its Subsidiaries (as appropriate) shall have entered into the Transaction Agreements to which it is a party, each of form and substance as set forth in Exhibits D-1, D-2 and F through M, and each shall be in full force and effect; and

                 (vii) all actions to be taken by DSC in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Airspan.

Airspan may waive any condition specified in this Section 10(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of DSC. The obligation of DSC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i)      the representations and warranties set forth in
         Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) Airspan shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                 (iv) Airspan shall have delivered to DSC a certificate to the effect that each of the conditions specified above in Section 10(b)(i)-(iii) is satisfied in all respects;

                 (v) Airspan shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 6(d) above;

                 (vi) Airspan, its Subsidiaries and the stockholders of Airspan (as appropriate) shall have entered into the Transaction Agreements to which it is a party, each of form and substance as set forth in Exhibits C through M, respectively, and each shall be in full force and effect; and

                 (vii) all actions to be taken by Airspan in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to DSC.

DSC may waive any condition specified in this Section 10(b) if it executes a writing so stating at or prior to the Closing.

11.      REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) Survival of Representations and Warranties. The representations and warranties of the Parties contained in Section 5 and
Section 6 above), shall survive the Closing hereunder (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) for a period of one year except for the representations and warranties contained in Section 5(f), which shall survive for two years.

                 (b)      Indemnification Provisions for Benefit of Airspan.

                 (i) In the event DSC breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 11(a) above, provided that Airspan makes a written claim for indemnification against DSC pursuant to Section 13(g) below within such survival period, then DSC agrees to indemnify Airspan from and against any Adverse Consequences as provided in paragraph (iv) below that Airspan shall suffer through and after the date of the claim for indemnification (but excluding incidental and consequential damages and any Adverse Consequences Airspan shall suffer after the end of any applicable survival period) caused proximately by the breach.

                 (ii) DSC agrees to indemnify Airspan from and against any Adverse Consequences, as provided in paragraph (iv) below, that Airspan shall suffer caused proximately by any liability of DSC which is not an Assumed Liability (including any liability of DSC that becomes a liability of Airspan under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law.

                 (iii) In the event that Airspan is presented with any claim of infringement of or other challenges to Airspan's right to use the Business's Technology, provided that Airspan makes a written claim for indemnification against DSC describing such claim pursuant to Section 13(g) below within two years of the Closing Date, then DSC agrees to indemnify Airspan from and against any Adverse Consequences, as provided in paragraph (iv) below, that Airspan shall suffer through and after the date of the claim for indemnification (but excluding incidental and consequential damages).

                 (iv)     Notwithstanding the foregoing provisions of this
        Section 11(b) hereof:

                          (A) DSC agrees to indemnify Airspan from and against any Adverse Consequences that Airspan or one of its Subsidiaries shall suffer from (1) any taxes resulting from the conduct of the Business prior to the Closing date, other than taxes included in the Assumed Liabilities, (2) subject to Section 6(h) and Section 11(i), any value added tax that is not recoverable by Buyer in respect of the sale of any of the Acquired Assets from Seller to Buyer pursuant to the terms of this Agreement, or (3) any amounts in respect of Section 7(f) above; and

                          (B) DSC agrees to indemnify Airspan for any and all other Adverse Consequences, other than those set forth in
                 Section 11(b)(iv)(A) above or provided for in Section 11(c) below, as follows: (1) Airspan shall be solely responsible for the first U.S. $500,000 in Adverse Consequences suffered by Airspan subject to indemnification hereunder; (2) DSC shall be responsible for the next U.S. $8,500,000 in Adverse Consequences suffered by Airspan subject to indemnification hereunder and (3) Airspan shall be solely responsible for any Adverse Consequences suffered by Airspan subject to indemnification hereunder in excess of U.S. $9,000,000.

                 (v)      (A)     DSC shall pay Airspan for any Adverse
                 Consequences entitled to indemnification pursuant to Section 11(b)(iv)(A) above in cash; and

                          (B) other than those Adverse Consequences entitled to be paid in cash pursuant to Section 11(b)(v)(A) above, the sole recourse for any Adverse Consequences payable by DSC to Airspan under this Section 11, will be to offset against any amounts due Seller under the Promissory Note, provided however, if any Adverse Consequences arising from uncollectible Accounts Receivable in excess of the reserve for bad debts are offset against the Promissory Note, Airspan will assign all rights in and to such receivable or receivables to Seller.


         (c)     Indemnification Provision for Action by the Designated Party.

                 (i)      For a period of three (3) years from the Closing
          Date, should a claim of infringement of any of the patents, including any continuations-in-part, divisionals, reissues, reexaminations, foreign or international counterparts or equivalents thereof (the "Designated Party Patents") cited certain letters received by DSC (the "Designated Party Correspondence") be pursued by the Designated Party against Airspan or one of its Subsidiaries (a "Designated Party Claim"), DSC or one of its Subsidiaries will indemnify Airspan and its Subsidiaries, as provided in this Section 11(c). Except as provided in this Section 11(c), the indemnification procedures of Section 11(b) and
         Section 11(e) shall apply to the Designated Party Claim.

                 (ii) Neither Airspan nor any of its Subsidiaries will initiate contact with the Designated Party concerning the Designated Party Patents. Airspan and its Subsidiaries will supply DSC with any correspondence received from Designated Party, and the supply of such correspondence shall constitute notice under Section 11(e)(i). Airspan and its Subsidiaries will supply all correspondence received from Designated Party thereafter on a timely basis for DSC's use in its defense of the Designated Party Claim, and Airspan and its Subsidiaries shall instruct the Designated Party to correspond directly with DSC.

                 (iii) The Parties covenant to make available licenses under reasonable terms for any Intangible Rights that they or their Subsidiaries hold, for the purpose of negotiating cross-licensing agreements with the Designated Party in settlement or partial settlement of the Designated Party Claim. The Parties agree to assert any of their respective applicable Intangible Rights that are reasonably believed to be infringed by the Designated Party.

                 (iv) DSC and its Subsidiaries shall be solely responsible for the first U.S.$2,000,000 of legal expenses (including any necessary separate counsel) incurred by the Parties in defense of the Designated Party Claim. The Parties agree that Airspan and its Subsidiaries will pay 60% of any additional legal expenses incurred by the Parties in respect of the Designated Party Claim and DSC and its Subsidiaries will pay 40% of such additional legal expenses until the Parties have paid equal amounts. The Parties shall share equally in the remaining legal expenses incurred thereafter. If the Designated Party Claim is settled or successfully concluded so that (A) no royalty or payment is required to be paid by Airspan or its Subsidiaries and (B) the claims of the Designated Party Patent(s) that are asserted by the Designated Party are determined to be not infringed or invalid or such asserted claims are licensed to Airspan through the expiration of such Designated Party Patent(s), then the Parties shall share equally all legal expenses incurred in defense of the Designated Party Claim.

                 (v) Neither of the Parties shall compromise the Designated Party Claim (in whole or part) without the consent of the other, such consent shall not be unreasonably withheld; provided, however, that DSC may enter into any compromise that provides Airspan and its Subsidiaries a license with respect to the claims of the Designated Party Patent(s) that are asserted by the Designated Party through the expiration of such Designated Party Patent(s), without any payment by Airspan or any of its Subsidiaries.

                 (vi) Should a settlement or judgment be reached on the Designated Party Claim that includes payment of an up-front payment and/or royalties, DSC and its Subsidiaries will pay one-half of such up-front license fee and will pay a percentage of the royalties paid by Airspan or its Subsidiaries to the Designated Party resulting from settlement of the Designated Party Claim following such settlement as follows:

                 Fifty percent (50%) of the first year's royalty;
                 Forty percent (40%) of the second year's royalty; Thirty percent (30%) of the third year's royalty; and Twenty percent (20%) of subsequent royalties;

         provided, however, that the total of DSC's and its Subsidiaries' payments under Section 11(c)(vi) shall not exceed U.S.$3,000,000.

                 (vii) All amounts to be paid to Airspan and its Subsidiaries pursuant to this Section 11(c) shall be paid in cash, and not offset any amounts due Seller under the Promissory Note, and the limits of Section 11(b)(iv)(B) shall not apply.

         (d)     Indemnification Provisions for Benefit of DSC.

                 (i) In the event Airspan breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 11(a) above, provided that DSC makes a written claim for indemnification against Airspan pursuant to Section 13(g) below within such survival period, then Airspan agrees to indemnify DSC from and against any Adverse Consequences that DSC shall suffer through and after the date of the claim for indemnification (but excluding incidental and consequential damages and any Adverse Consequences DSC shall suffer after the end of any applicable survival period) caused proximately by the breach.

                 (ii) Airspan agrees to indemnify DSC from and against any Adverse Consequences DSC shall suffer caused by any Assumed Liability.

                 (iii) In the event DSC is required to make any severance payments, required by law or otherwise, to any employee listed in
         Section 7(f) of the Disclosure Schedule, provided that DSC makes a written claim for indemnification pursuant to Section 13(g) below, then Airspan agrees to indemnify DSC from and against the entirety of all such payments.

         (e)     Matters Involving Third Parties.

                 (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Party (the "Indemnifying Party") under this Section 11, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

                 (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                 (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 11(e)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                 (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

         (f) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the prime rate of interest as the discount rate) in determining Adverse Consequences for purposes of this Section 11. All indemnification payments under this
         Section 11 shall be deemed adjustments to the purchase price of the Business.

         (g) Exclusive Remedy. Airspan and DSC acknowledge and agree that the foregoing indemnification provisions in this Section 11 shall be the exclusive remedy of Airspan and DSC with respect to the Business and the transactions contemplated by this Agreement.

         (h) Other Limits on Indemnification. Notwithstanding anything to the contrary contained herein, the time and monetary limitations on claims for indemnification set forth in this Section 11 shall not apply to any Adverse Consequences suffered by an Indemnified Party which arise out of any fraud on the part of the Indemnifying Party or its employees.

         (i) Value Added Taxes. Airspan and Buyer agree that it shall provide copies of all reports and tax returns in respect of value added taxes arising from the sale of any of the Acquired Assets from Seller to Buyer pursuant to the terms of this Agreement in a reasonable period of time prior to the submission of any reports or tax returns. Airspan and Buyer agree to consult with DSC, or DSC's designated representative at Ernst & Young in the United Kingdom, prior to submission of any such reports or tax returns and to provide reasonable access to their respective books and records for DSC or its tax advisors to review materials relating to the preparation of such reports or tax returns. Airspan and Buyer agree to make such changes to such reports and tax returns as are reasonably requested by DSC, subject to compliance with applicable law.

12.      TERMINATION.

         (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                 (i) Airspan and DSC may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) Airspan may terminate this Agreement by giving written notice to DSC at any time prior to the Closing (A) in the event DSC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Airspan has notified DSC of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 1998, by reason of the failure of any condition precedent under Section 10(a) hereof (unless the failure results primarily from Airspan itself breaching any representation, warranty, or covenant contained in this Agreement); and

                 (iii) DSC may terminate this Agreement by giving written notice to Airspan at any time prior to the Closing (A) in the event Airspan has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, DSC has notified

         Airspan of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 1998, by reason of the failure of any condition precedent under Section 10(b) hereof (unless the failure results primarily from DSC itself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 12(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the provisions contained in Section 7(d) and Section 13 below shall survive termination.

13.      MISCELLANEOUS.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other; provided, however, that any Party may make any public disclosure it believes in good faith and on the advice of counsel is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

         (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) and that certain nondisclosure agreements between DSC and certain stockholders of Airspan constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof, including without limitation that certain letter dated December 17, 1997 from certain stockholders of Airspan to DSC.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to DSC:                                Copy to:

         DSC Communications Corporation            Baker & McKenzie
         1000 Coit Road                            2001 Ross Avenue, Suite 4500
         Plano, Texas  75075                       Dallas, Texas  75201
         Attn:   General Counsel                   Attn:  Daniel W. Rabun

                                                   John J. Kendrick, Jr.
                                                   2001 Ross Avenue, Suite 4680
                                                   Dallas, Texas  75201

         If to Airspan:                            Copy to:

         Airspan Communications Corporation        Gibson, Dunn & Crutcher, LLP
         c/o Airspan Communications Limited        1717 Main Street, Suite 5400
         5 New Square                              Dallas, Texas 75201-7390
         Feltham, Middlesex TW14 8HA               Attn: Richard G. Lyon
         England
         Attn:   President/Managing Director

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit or action under this Agreement commenced by either party shall be brought before a court of competent jurisdiction in the State of Delaware and each party hereby consents to the jurisdiction and venue of such court under such circumstances.

         (i) Attorneys Fees. The successful party in any suit or action brought by one party against the other party concerning this Note or the performance thereof shall be entitled to recover its reasonable attorney fees and out of pocket expenses from the other party.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Airspan and DSC. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided Airspan's shall not exceed U.S.$60,000.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Bulk Transfer Laws. Airspan acknowledges that DSC will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

                                     *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AIRSPAN COMMUNICATIONS CORPORATION


By: /s/ JON BAYLESS
   ----------------------------------------
Name: Jon Bayless
Title: Vice President, Secretary and Treasurer


DSC COMMUNICATIONS CORPORATION

By: /s/ KENNETH R. VINES
   ----------------------------------------
Name: Kenneth R. Vines
Title: Vice President, Finance